FREE WRITING PROSPECTUS Dated July 11, 2012	Filed Pursuant to Rule 433 Registration No. 333-159392 Registration No. 333-159392-04

$903.410MM World Omni Auto Receivables Trust 2012-A

Joint-Leads	: BARC, BAML, MS
Class A Co-Mgrs	: BB&T, COMERICA, JPM, PNC, RJ, WF

CLS	AMT(MM)	WAL	MDY/SP	PWIN	E.FNL	L.FNL	BMK+SPD	YLD	COUP	PX
A1	190.000	****************** NOT OFFERED****************
A2	309.800	1.05	Aaa/AAA	6-21	4/14	6/15	EDSF +8	0.523	0.52	99.99746
A3	257.000	2.40	Aaa/AAA	21-39	10/15	2/17	IntS +12	0.644	0.64	99.99253
A4	127.670	3.61	Aaa/AAA	39-45	4/16	8/18	IntS +22	0.856	0.85	99.98410
B	18.940	3.74	A2/AA	45-45	4/16	5/19	IntS +85	1.502	1.49	99.97338

TICKER	: WOART 2012-A	REGISTRATION	: PUBLIC
EXPECTED SETTLE	: 07/18/12	EXPECTED RATINGS	: MDY/SP
FIRST PAY DATE	: 08/15/12	ERISA ELIGIBLE	: YES
EXPECTED PXING	: PRICED	BILL & DELIVER	: BARCLAYS
PRICING SPEED	: 1.3% ABS to 10% CALL	MIN DENOMS	: $1k x $1k

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-888-603-5847.